Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2025 Results

Declares Quarterly Dividend of $0.68 per Share

LOUISVILLE, KY. (May 8, 2025) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 weeks ended April 1, 2025.

Financial Results

Financial results for the 13 weeks ended April 1, 2025 and March 26, 2024 were as follows:

	13 Weeks Ended
($000's, except per share amounts)	April 1, 2025	March 26, 2024	% change
Total revenue	$1,447,648	$1,321,217	9.6%
Income from operations	134,733	133,128	1.2%
Net income	113,662	113,206	0.4%
Diluted earnings per share	$1.70	$1.69	1.0%

Results for the 13 weeks ended April 1, 2025, as compared to the prior year as applicable, included the following:

●	Comparable restaurant sales increased 3.5% at company restaurants;
●	Average weekly sales at company restaurants were $163,071 of which $22,146 were to-go sales as compared to average weekly sales of $159,378 of which $20,815 were to-go sales in the prior year;
●	Restaurant margin dollars increased 4.7% to $239.3 million from $228.4 million in the prior year primarily due to higher sales. Restaurant margin, as a percentage of restaurant and other sales, decreased 77 basis points to 16.6% as commodity inflation of 2.1% and wage and other labor inflation of 4.6% were partially offset by higher sales;
●	Diluted earnings per share increased 1.0% primarily driven by the impact of share repurchases and higher restaurant margin dollars partially offset by higher depreciation and amortization expenses and higher general and administrative expenses;
●	Eight company restaurants were opened; and
●	Capital allocation spend included capital expenditures of $77.4 million, franchise acquisitions of $78.3 million, dividends of $45.2 million, and repurchases of common stock of $50.2 million.

Jerry Morgan, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased to report that our operators successfully navigated us through a number of challenges this quarter and once again delivered traffic growth across all three of our brands. During this period of economic uncertainty, as always, we remain focused on the fundamentals of our business and on what we can control, which is creating an environment where our Roadies want to work and our guests want to dine.”

Morgan added, “We continue to consistently grow our business through new store development, which included the opening of our 50th Bubba’s 33 restaurant this quarter. Additionally, we are committed to our proven capital allocation strategy of utilizing operating cashflow to fund our development pipeline, maintain our existing restaurants, and pursue franchise acquisitions while also returning capital to our shareholders through the payment of quarterly dividends and share repurchases.”

2025 Outlook

Comparable restaurant sales at company restaurants for the first five weeks of our second quarter of fiscal 2025 increased 5.0% compared to 2024. In addition, the Company implemented a menu price increase of approximately 1.4% in early April.

Management updated the following expectation for 2025:

●	Commodity cost inflation of approximately 4%, including the estimated impact of tariffs.

Management reiterated the following expectations for 2025:

●	Positive comparable restaurant sales growth, including the benefit of menu pricing actions;
●	Store week growth of approximately 5%;
●	Wage and other labor inflation of 4% to 5%;
●	An effective income tax rate of 15% to 16%; and
●	Total capital expenditures of approximately $400 million.

Cash Dividend Payment

On May 7, 2025, the Company’s Board of Directors approved the payment of a quarterly cash dividend of $0.68 per share of common stock. This payment will be distributed on July 1, 2025, to shareholders of record at the close of business on June 3, 2025.

Non-GAAP Measures

The Company prepares the condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Within the press release, the Company makes reference to restaurant margin (in dollars, as a percentage of restaurant and other sales, and per store week). Restaurant margin represents restaurant and other sales less restaurant-level operating costs, including food and beverage costs, labor, rent, and other operating costs. Restaurant margin should not be considered in isolation, or as an alternative, to income from operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not accrue directly to the benefit of shareholders due to the nature of the costs excluded. Restaurant margin is widely regarded as a useful metric by which to evaluate core restaurant-level operating efficiency and performance over various reporting periods on a consistent basis. In calculating restaurant margin, the Company excludes certain non-restaurant-level costs that support operations, but do not have a direct impact on restaurant-level operational efficiency and performance, including general and administrative expenses. The Company excludes pre-opening expenses as they occur at irregular intervals and would impact comparability to prior period results. The Company excludes depreciation and amortization expenses, substantially all of which relate to restaurant-level assets, as they represent a non-cash charge for the investment in restaurants. The Company excludes impairment and closure expenses as it believes this provides a clearer perspective of ongoing operating performance and a more useful comparison to prior period results. Restaurant margin as presented may not be comparable to other similarly titled measures of other companies in the industry. A reconciliation of income from operations to restaurant margin is included in the accompanying financial tables.

Conference Call

Texas Roadhouse, Inc. is hosting a conference call today, May 8, 2025, at 5:00 p.m. Eastern Time to discuss these results.  The call will be webcast live from the investor relations portion of the Company’s website at www.texasroadhouse.com.  Listeners may also access the call by dialing (888) 440-5667 or (646) 960-0476 for international calls and referencing the Texas Roadhouse, Inc. First Quarter 2025 Earnings. A replay of the call will be available until May 15, 2025, by dialing (800) 770-2030 or (609) 800-9909 for international calls and using conference ID 7714420.

About the Company

Texas Roadhouse, Inc. is a growing restaurant company operating predominantly in the casual dining segment that first opened in 1993 and today has grown to over 790 restaurants system-wide in 49 states, one U.S. territory, and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon the current beliefs and expectations of the management of Texas Roadhouse, Inc. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, conditions beyond management’s control such as weather, natural disasters, disease outbreaks, epidemics, or pandemics impacting customers or food supplies; labor or supply chain shortages or limited availability of staff or product needed to meet its business standards; changes in consumer discretionary spending and macroeconomic conditions, including inflationary pressures and the impact of tariffs; food safety, and food-borne illness concerns; and other factors disclosed from time to time in its filings with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Part I—Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2024. These factors should not be construed as exhaustive and should be read in conjunction with other filings with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

# # #

Contacts:

Investor Relations	Media
Michael Bailen	Travis Doster
(502) 515-7298	(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	April 1, 2025	March 26, 2024
Revenue:
Restaurant and other sales	$1,440,342	$1,314,152
Royalties and franchise fees	7,306	7,065
Total revenue	1,447,648	1,321,217
Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Food and beverage	490,991	445,091
Labor	479,975	427,547
Rent	22,477	19,425
Other operating	207,615	193,642
Pre-opening	6,812	8,095
Depreciation and amortization	48,800	41,493
Impairment and closure, net	28	201
General and administrative	56,217	52,595
Total costs and expenses	1,312,915	1,188,089
Income from operations	134,733	133,128
Interest income, net	1,301	1,408
Equity income from investments in unconsolidated affiliates	225	257
Income before taxes	136,259	134,793
Income tax expense	20,200	18,803
Net income including noncontrolling interests	116,059	115,990
Less: Net income attributable to noncontrolling interests	2,397	2,784
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$113,662	$113,206

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$1.71	$1.69
Diluted	$1.70	$1.69
Weighted average shares outstanding:
Basic	66,485	66,843
Diluted	66,714	67,105
Cash dividends declared per share	$0.68	$0.61

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 1, 2025	December 31, 2024
Cash and cash equivalents	$221,085	$245,225
Other current assets, net	132,232	271,343
Property and equipment, net	1,662,825	1,617,673
Operating lease right-of-use assets, net	818,483	769,865
Goodwill	218,921	169,684
Intangible assets, net	16,350	1,265
Other assets	121,237	115,724
Total assets	$3,191,133	$3,190,779

Current liabilities	751,966	828,130
Operating lease liabilities, net of current portion	877,590	826,300
Other liabilities	166,028	162,626
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	1,380,121	1,358,347
Noncontrolling interests	15,428	15,376
Total liabilities and equity	$3,191,133	$3,190,779

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	April 1, 2025	March 26, 2024
Cash flows from operating activities:
Net income including noncontrolling interests	$116,059	$115,990
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	48,800	41,493
Share-based compensation expense	12,550	9,523
Deferred income taxes	(4,347)	202
Other noncash adjustments, net	1,544	351
Change in working capital, net of acquisitions	63,134	75,880
Net cash provided by operating activities	237,740	243,439
Cash flows from investing activities:
Capital expenditures - property and equipment	(77,389)	(77,672)
Acquisitions of franchise restaurants, net of cash acquired	(78,297)	—
Proceeds from sale of property and equipment	129	202
Proceeds from sale leaseback transactions	—	2,778
Net cash used in investing activities	(155,557)	(74,692)
Cash flows from financing activities:
Repurchase of shares of common stock, including excise taxes as applicable	(50,151)	(8,941)
Dividends paid to shareholders	(45,171)	(40,791)
Other financing activities, net	(11,001)	(9,833)
Net cash used in financing activities	(106,323)	(59,565)
Net (decrease) increase in cash and cash equivalents	(24,140)	109,182
Cash and cash equivalents - beginning of period	245,225	104,246
Cash and cash equivalents - end of period	$221,085	$213,428

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of Income from Operations to Restaurant Margin

($ in thousands)

(unaudited)

	13 Weeks Ended
	April 1, 2025	March 26, 2024
Income from operations	$134,733	$133,128

Less:
Royalties and franchise fees	7,306	7,065

Add:
Pre-opening	6,812	8,095
Depreciation and amortization	48,800	41,493
Impairment and closure, net	28	201
General and administrative	56,217	52,595

Restaurant margin	$239,284	$228,447

Restaurant margin (as a percentage of restaurant and other sales)	16.6%	17.4%

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except restaurant margin $ per

store week and weekly sales by group)

(unaudited)

	13 Weeks Ended
	April 1, 2025	March 26, 2024	Change
Company restaurants (all concepts)
Restaurant and other sales	$1,440,342	$1,314,152	9.6%
Store weeks	8,870	8,284	7.1%
Comparable restaurant sales (1)	3.5%	8.4%

Restaurant operating costs (as a % of restaurant and other sales)
Food and beverage costs	34.1%	33.9%	(22)	bps
Labor	33.3%	32.5%	(79)	bps
Rent	1.6%	1.5%	(8)	bps
Other operating	14.4%	14.7%	32	bps
Total	83.4%	82.6%

Restaurant margin %	16.6%	17.4%	(77)	bps
Restaurant margin $	$239,284	$228,447	4.7%
Restaurant margin $/Store week	$26,977	$27,577	(2.2)%

Texas Roadhouse restaurants only:
Store weeks	8,111	7,595	6.8%
Comparable restaurant sales (1)	3.5%	8.7%
Average unit volume (2)	$2,182	$2,126	2.6%
Weekly sales by group:
Comparable restaurants (580 and 549 units)	$169,279	$164,332	3.0%
Average unit volume restaurants (28 and 17 units)	$138,192	$156,114	(11.5)%
Restaurants less than 6 months old (21 and 25 units)	$157,237	$149,400	5.2%

Bubba’s 33 restaurants only:
Store weeks	642	585	9.7%
Comparable restaurant sales (1)	3.9%	3.5%
Average unit volume (2)	$1,592	$1,541	3.3%
Weekly sales by group:
Comparable restaurants (41 and 37 units)	$123,117	$121,086	1.7%
Average unit volume restaurants (7 and 4 units)	$118,709	$100,079	18.6%
Restaurants less than 6 months old (2 and 4 units)	$145,011	$135,977	6.6%

Texas Roadhouse franchise restaurants only:
Store weeks	1,295	1,370	(5.5)%
Comparable restaurant sales	4.7%	6.0%

(1)	Comparable restaurant sales reflect the change in sales for all company restaurants across all concepts, unless otherwise noted, over the same period of the prior year for restaurants open a full 18 months before the beginning of the period, excluding sales from restaurants permanently closed during the period, if applicable.
(2)	Average unit volume includes sales from restaurants open for a full six months before the beginning of the period, excluding sales from restaurants permanently closed during the period, if applicable.

Texas Roadhouse, Inc. and Subsidiaries

Restaurant Unit Activity

(unaudited)

	13 Weeks Ended
	April 1, 2025	March 26, 2024	Change
Restaurant openings
Company - Texas Roadhouse	7	9	(2)
Company - Bubba’s 33	1	—	1
Company - Jaggers	—	—	—
Total company restaurants	8	9	(1)

Franchise - Texas Roadhouse - Domestic	—	—	—
Franchise - Jaggers - Domestic	—	1	(1)
Franchise - Texas Roadhouse - Int'l	—	2	(2)
Franchise - Jaggers - Int'l	—	—	—
Total franchise restaurants	—	3	(3)

Total restaurants	8	12	(4)

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	14	—	14
Franchise - Texas Roadhouse - Domestic	(14)	—	(14)

Restaurants open at the end of the quarter
Company - Texas Roadhouse	629	591	38
Company - Bubba’s 33	50	45	5
Company - Jaggers	9	8	1
Total company restaurants	688	644	44

Franchise - Texas Roadhouse - Domestic	42	56	(14)
Franchise - Jaggers - Domestic	4	3	1
Franchise - Texas Roadhouse - Int'l (1)	57	50	7
Franchise - Jaggers - Int'l	1	—	1
Total franchise restaurants	104	109	(5)

Total restaurants	792	753	39

(1)	Includes a U.S. territory.